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[HECLA LETTERHEAD]


                                   EXHIBIT A


          HECLA REPORTS UNFAVORABLE JURY VERDICT:  $20 MILLION DAMAGES
                    For release 5:30 p.m. PDT, June 1, 1994

         COEUR D'ALENE, Idaho -- Hecla Mining Company (NYSE:HL) announced today that a jury sitting in Idaho State District Court entered a verdict holding Hecla liable for $10 million in compensatory damages and an additional $10 million in punitive damages. The verdict came in a lawsuit filed by the Star-Phoenix Mining Company, a former lessee of the Star-Morning mine, over a dispute relating to the company's 1990 termination of Star-Phoenix's lease of the mine. Hecla intends to vigorously appeal the verdict and strongly believes that the evidence presented in the trial does not support the verdict.

                                     -HL-

              Contact:  W. Bill Booth, vice president - investor
                       and public affairs, 208/769-4100